UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2019
PTC THERAPEUTICS, INC.
(Exact Name of Company as Specified in Charter)

Delaware	001-35969	04-3416587
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Corporate Court
South Plainfield, NJ	07080
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (908) 222-7000
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PTCT	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.
On August 4, 2019, PTC Therapeutics, Inc. (the “Company”) and Bristol-Myers Squibb Company, (the “Landlord”) entered into a Lease Agreement (the “Lease”), relating to the lease of approximately 185,000 square feet of office, production and laboratory space at a facility located in Hopewell Township, New Jersey (the “Campus”).
The rental term of the Lease is currently estimated to commence on July 1, 2020 (the “Commencement Date”). Upon the Commencement Date, the Lease has an initial term of fifteen years (the “Initial Term”), with two consecutive 10-year renewal periods at the Company’s option.
The aggregate rent for the Initial Term will be approximately $88 million. The rental rate for the renewal periods will be 95% of the Prevailing Market Rate (as defined in the Lease) and determined at the time of the exercise of the renewal. The Company is also responsible for maintaining certain insurance and the payment of proportional taxes, utilities and common area operating expenses.
Subject to the terms of the Lease, the Company has a right of first refusal to rent certain other space within the Campus, which would be triggered upon the Landlord’s issuance of a second round proposal or letter of intent to another tenant for such space. The Company also may seek to build a new separate building on the Campus, which may not contain less than 75,000 square feet (the “New Building”). Upon receipt of notice of the Company’s intention to build the New Building, the Landlord may, in its sole discretion, construct and lease the New Building to the Company or enter into a ground lease with the Company permitting the Company to construct the New Building. The lease term for the New Building will be fifteen years with two consecutive five-year renewal rights. Rent terms for the New Building will be determined based on the land value, construction and project costs subject to whether the Landlord or Company constructs the New Building.
The Company is also obligated to provide the Landlord with either an unconditional, irrevocable and transferable letter of credit (the “Letter of Credit”) in the amount of $7,500,000, for a term of not less than five years, as a security deposit, or the same amount as a cash security deposit within thirty days upon entering into the Lease. The Letter of Credit shall remain in effect continuously and shall either expire (i) sixty days after the Expiration Date (as defined in the Lease) or (ii) be automatically self-renewing until the Expiration Date. If the Lease is extended, the Company must continue to provide and maintain the Letter of Credit until sixty days after the extended Expiration Date. If after the fifth anniversary of the Commencement Date, the Company has not received notice of being in default of the Lease, then the Letter of Credit shall be reduced to $3,750,000.
The Lease contains customary events of default, representations, warranties and covenants.
The foregoing summaries of the Lease and Letter of Credit are not complete and are qualified in their entirety by reference to the Lease and Letter of Credit, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2019.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in or incorporated by referenced into Item 1.01 above is hereby incorporated by reference into this Item 2.03.
Item 7.01. Regulation FD Disclosure.
On August 5, 2019, the Company issued a press release in which it announced the execution of the Lease. A copy of the press release is attached to this Current Report on Form 8-K (this "Report") as Exhibit 99.1 and is incorporated by reference into this Item 7.01.
The information set forth in or incorporated by reference into this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. All website addresses given in this Report or incorporated herein by reference are for information only and are not intended to be an active link or to incorporate any website information into this Report.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 5, 2019 issued by PTC Therapeutics, Inc.
Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Therapeutics, Inc.

Date: August 5, 2019	By:	/s/ Emily Hill
	Name:	Emily Hill
	Title:	Chief Financial Officer